Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2017, with respect to the consolidated financial statements and schedules of NorthStar Real Estate Income Trust, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2016, which is included in Form S-4 of Colony NorthStar Credit Real Estate, Inc. (File No. 333-221685) and incorporated by reference in this Current Report on Form 8-K. We consent to the incorporation by reference of the aforementioned report in this Current Report on Form 8-K.

/s/ GRANT THORNTON LLP

New York, New York

February 1, 2018